Exhibit 99.1

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL: Haris Tajyar Managing Partner Ph: 818-382-9702 htajyar@irintl.com	AT SILICON MOUNTAIN HOLDINGS: Tre’ Cates President and Chief Executive Officer Ph: 303-938-1155 tcates@smmdirect.com

FOR IMMEDIATE RELEASE
JUNE 26, 2008
SILICON MOUNTAIN HOLDINGS CEO OPTIMISTIC AS
HIGHLIGHTED IN SPECIAL LETTER TO SHAREHOLDERS
BOULDER, Colo., & LOS ANGELES—June 26, 2008 — Silicon Mountain Holdings, Inc., (OTCBB: SLCM), a technology company specializing in high performance interactive computing solutions, today released a Special Letter to Shareholders from Tré Cates, the Company’s President and Chief Executive Officer. The text of the letter follows:
“Dear Shareholder,
I am writing today to thank you for your continued investment in Silicon Mountain Holdings Inc. (OTCBB: SLCM) and to bring you up to date on some exciting developments. The Company has completed a number of steps to establish a platform for fast growth. Now it is preparing to reap the benefits of that effort.
As you may already know, Silicon Mountain Holdings recently announced the strategy to launch an online storage utility that will drive our online backup service. We are now integrating this utility with our new server and storage product lines, including a new line of network attached storage (NAS) appliances. We expect to launch the backup service later this year.
That launch follows a series of other strategic moves. Through acquisitions (Vision Computers in 2006 and WidowPC in 2007) and internal development, the Company has added five branded product lines to its original business centered on memory upgrades. Along with the Silicon Mountain line of DRAM, flash memory and other upgrade components, we now sell Visionman desktop computers, WidowPC high-performance gaming computers, Volaant notebook computers, Acserva servers and Storango local and remote storage. As a result, we are much more diversified in our product offerings than we were two years ago. We have begun to diversify into higher-growth, higher-margin areas such as servers. That fact alone gives us a brighter growth outlook than we would have had by staying solely in the more cyclical, lower-margin memory space.

But diversification is only part of the story. Synergy is also a key factor. Along with spreading risk and enabling us to seize more market opportunities, our wide-ranging suite of branded hardware devices and systems also serves as a marketing channel. It gives us a customer base — projected at 40,000 this year — that knows our brands and is receptive to our new products and services. Specifically, it provides hardware platforms for marketing software and online services. For instance, a Storango NAS device can be sold with the utility for our new remote backup service built-in; likewise for servers, desktops and notebooks. We believe that this ability to sell a seamless connection to online backup is a crucial advantage against other companies that compete with us in the online backup market without our broad base in hardware products.
This brings me to the centerpiece of our growth strategy — our entry this year, under the Storango brand, into the explosive new market for remote backup services. We believe that the new frontier in computing is no longer speed (of processing and downloads) but storage. That is, the great challenge ahead is to find safe and easily accessible places for the data we create with today’s high-speed, high-bandwidth technology. It is our understanding, based on information from third parties, that for the first time in history, the annual production of data by the world’s computers is outstripping the available storage space on hard drives, CDs, DVDs, flash memory and other media. In addition, the demand for storage, especially the market for remote back-up services even more, is expected to grow in coming years as the digital media explosion continues.
The case for remote backup will become that much stronger as households and small businesses face the challenge not only of storing huge troves of information but also of managing them. It’s not enough just to salt data away; you need tools to keep it safe and easily retrievable. A Web-based subscription service, such as new Storange remote backup, can provide this management, along with storage capacity, for a reasonable charge.
At the same time that it works in bringing in revenue, our online backup service also could boost sales of the devices in which it is packaged. For these reasons, we foresee particularly strong growth for our storage products and services as a group. We also expect servers to contribute substantially to our growth and to widen our margins, as opposed to the expected flat or declining sales of memory products.
The exact financial impact of our remote backup initiative and other new products and services will depend on timing. Rollout timetables and subsequent revenue and EBITDA projections will become clearer in comings weeks and months. Suffice it to say that 2008 will be a foundational year for us. We have worked our way into an ideal position for taking advantage of the storage market, with all its enormous potential. Expect more good news to come. Again, I thank you for your interest and support.
Yours truly,
Tré Cates
President and Chief Executive Officer
Silicon Mountain Holdings, Inc.”

To be added to Silicon Mountain’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.
About Silicon Mountain Holdings
Silicon Mountain Holdings, Inc. (OTCBB: SLCM) is a technology company specializing in high performance interactive computing solutions. The Company has a strong portfolio of product brands and services that address the storage and security demands of the digital media age. Silicon Mountain has recently announced the third-quarter launch of online backup and is making the transition from lower-margin memory components to higher-margin devices, systems and services. Additional news and information about the Company is available at www.slcmholdings.com.
Forward Looking Statements: This release contains forward-looking statements that involve risks and uncertainties. Silicon Mountain’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the Company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Silicon Mountain’s Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequent SEC filings.
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